Exhibit 99.1
News Release
FIS Reports Third Quarter 2016 Results

•	Reported revenue grew 46.2 percent, and organic revenue grew 3.8 percent

•	Diluted EPS from continuing operations was $0.56, and Adjusted EPS was $1.00

•	Net cash provided by operating activities of $522 million and free cash flow of $426 million

JACKSONVILLE, Fla., November 1, 2016 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported that third quarter revenue increased 46.2 percent on a reported basis to $2.3 billion from $1.6 billion in the prior year quarter. Operating income increased 17.7 percent to $398 million in the third quarter of 2016, from $338 million in the prior year quarter, with operating income margin of 17.2 percent for the quarter. Net earnings from continuing operations attributable to common stockholders was $185 million, or $0.56 per diluted share, compared to $175 million, or $0.62 per diluted share in the prior year quarter, a decrease of 9.7 percent on a per share basis.

For the third quarter, organic revenue increased 3.8 percent. Adjusted EBITDA increased 7.7 percent to $766 million in the third quarter 2016, from $712 million adjusted combined EBITDA in the prior year quarter, while adjusted EBITDA margin was 32.7 percent. Adjusted net earnings from continuing operations attributable to common stockholders was $330 million for the quarter, or $1.00 per share compared to $0.90 per share in the prior year period, an increase of 11.1 percent.

“FIS consistently strong performance in 2016 continues with our third quarter results, delivering profitable growth and strong cash flow,” said Gary Norcross, president and chief executive officer. “We are executing well, on track for the full year and focused on exceeding our plan, ensuring that we continue to deliver shareholder value.”

The comparisons of reported results for 2016 to those in 2015 remain significantly impacted by the acquisition of SunGard, which closed on November 30, 2015, and will continue to be impacted for the remainder of 2016.

Segment Information

•	Integrated Financial Solutions (IFS):

Third quarter reported revenue grew 19.2 percent to $1.1 billion from $944 million reported in the prior year quarter. Organic revenue grew 4.1 percent. Adjusted EBITDA increased 1.0 percent to $457 million from $453 million adjusted combined EBITDA in the prior year quarter, and adjusted EBITDA margin was 40.7 percent. Adjusted combined EBITDA for the prior year quarter was $49 million greater than Adjusted EBITDA in the prior year quarter due to the acquisition of SunGard.

•	Global Financial Solutions (GFS):

Third quarter reported revenue grew 98.1 percent to $1.1 billion from $539 million reported in the prior year quarter. Organic revenue grew 4.5 percent. Adjusted EBITDA increased 13.3 percent to $343 million from $303 million adjusted combined EBITDA in the prior year quarter, and adjusted EBITDA margin was 32.1 percent. Adjusted combined EBITDA for the prior year quarter was $162 million greater than Adjusted EBITDA in the prior year quarter due to the acquisition of SunGard.

•	Corporate / Other:

Third quarter reported revenue increased 21.4 percent to $117 million compared to $96 million in the prior year quarter. Organic revenue declined 1.9 percent. Adjusted EBITDA loss was $34 million and is inclusive of $75 million of corporate expenses.

Third quarter interest expense, net of interest income, was $98 million. The effective tax rate was 35.0 percent in the third quarter.

Balance Sheet and Cash Flow

As of September 30, 2016, cash and cash equivalents totaled $701 million and debt outstanding totaled $10.8 billion. Third quarter net cash provided by operating activities was $522 million and free cash flow was $426 million. The company paid dividends in the third quarter totaling $84 million.

2016 Guidance

•	Organic revenue growth of approximately 4.5 percent, versus prior guidance of 4 to 5 percent; and

•	Adjusted EPS of $3.80 to $3.85, versus prior guidance of $3.75 to $3.85.

FIS has not provided a reconciliation of the foregoing forward-looking guidance to the most comparable GAAP measures because such measures are not available at this time without unreasonable efforts. The significant impact of the SunGard acquisition, including among other things, the timing and amount of integration and severance costs, and the transition of systems, facilities and personnel, make it difficult to provide meaningful and comparable GAAP guidance.

Webcast

FIS will announce third quarter 2016 financial results on Tuesday, November 1st prior to market open. The company will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) Tuesday, November 1st. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include adjusted revenue, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted combined revenue, adjusted combined EBITDA, adjusted combined EBITDA margin, constant currency revenue, organic revenue growth, adjusted net earnings from continuing operations (including per share amounts), adjusted cash flow from operations, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’s core operating performance. The “adjusted combined” revenue and earnings measures additionally provide information that adjusts for our acquisition of SunGard in November 2015, to improve comparability across reporting periods. The “constant currency” and “organic revenue” measures adjust for the effects of exchange rate fluctuations, while organic revenue also adjusts for acquisitions and divestitures, giving investors further insight into our core performance. Finally, the non-GAAP cash flow measures provide further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’s performance.

Adjusted revenue consists of reported revenue, increased to reverse the purchase accounting deferred revenue adjustment made upon the acquisition of SunGard. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP but was not recognized due to GAAP purchase accounting adjustments. The deferred revenue adjustment in purchase accounting was made entirely in the Corporate and Other segment; reported GAAP results for the IFS and GFS segments are not affected by this adjustment and therefore no adjusted revenue is presented for these segments.

EBITDA reflects earnings from continuing operations before interest, taxes, depreciation and amortization.

Adjusted EBITDA excludes certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA divided by adjusted revenue.

Adjusted combined revenue includes reported revenue for FIS and SunGard combined for periods in 2015 and excludes the impacts of SunGard businesses that were divested prior to SunGard being purchased by FIS.

Adjusted combined EBITDA includes EBITDA for FIS and SunGard combined for periods in 2015 and excludes certain costs and other transactions which management deems non-operational in nature, such as purchase accounting amortization, acquisition, integration and severance costs and restructuring costs, the removal of which improves comparability of operating results across reporting periods.

Adjusted combined EBITDA margin reflects adjusted combined EBITDA divided by adjusted combined revenue.

Constant currency revenue represents (i) adjusted revenue in respect of the consolidated results and corporate segment and (ii) reported revenue in respect of the IFS and GFS segments, in each case excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the 2016 period compared to an adjusted revenue base for the 2015 period which consists of adjusted combined revenue, further adjusted to exclude revenue of any divestitures by FIS and include pre-acquisition revenue for companies acquired by FIS, in addition to SunGard, during the applicable reporting period.

Adjusted net earnings from continuing operations excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization, which is recurring.

Adjusted net earnings per diluted share, or Adjusted EPS, reflects adjusted net earnings from continuing operations divided by weighted average diluted shares outstanding.

Adjusted cash flow from operations reflects GAAP cash flow from operations as adjusted for the net change in settlement assets and obligations, and excludes certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows.

Free cash flow reflects adjusted cash flow from operations less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.
Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS web site, www.fisglobal.com.

About FIS

FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, consulting, and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 55,000 people worldwide and holds global leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

Follow FIS on Facebook (facebook.com/FIStoday) and Twitter (@FISGlobal).

Forward-Looking Statements

This news release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance of the Company, business and market conditions, outlook, foreign currency exchange rates, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, hopes, intentions, or strategies regarding the future, are forward-looking statements. These statements relate to future events and our future results, and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Any statements that refer to beliefs, expectations, projections or other characterizations of future events or circumstances and other statements that are not historical facts are forward-looking statements.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to include, without limitation:

•	the risk that acquired businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;

•	the risk of doing business internationally;

•
changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets, and currency fluctuations;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy regulations;

•
the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•
internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•
the risk that implementation of software (including software updates) for customers or at customer locations may result in the corruption or loss of data or customer information, interruption of business operations, exposure to liability claims or loss of customers;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•	competitive pressures on pricing related to our solutions including the ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers; and

•	other risks detailed under “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the SEC.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Ellyn Raftery, 904.438.6083	Peter Gunnlaugsson, 904.438.6603
Chief Marketing Officer	Senior Vice President
FIS Global Marketing and Corporate Communications	FIS Investor Relations
ellyn.raftery@fisglobal.com	pete.gunnlaugsson@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
November 1, 2016

Exhibit A	Condensed Consolidated Statements of Earnings - Unaudited for the three and nine months ended September 30, 2016 and 2015

Exhibit B	Condensed Consolidated Balance Sheets - Unaudited as of September 30, 2016 and December 31, 2015

Exhibit C	Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2016 and 2015

Exhibit D	Supplemental Non-GAAP Financial Information - Unaudited for the three and nine months ended September 30, 2016 and 2015

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three and nine months ended September 30, 2016 and 2015

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share data)

Exhibit A

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Processing and services revenues	$2,309	$1,579	$6,795	$4,721
Cost of revenues	1,527	1,022	4,680	3,162
Gross profit	782	557	2,115	1,559
Selling, general and administrative expenses	384	219	1,250	719
Operating income	398	338	865	840
Other income (expense):
Interest expense, net	(98)	(36)	(284)	(109)
Other income (expense), net	(6)	(20)	(8)	130
Total other income (expense), net	(104)	(56)	(292)	21
Earnings from continuing operations before income taxes	294	282	573	861
Provision for income taxes	103	100	200	314
Earnings from continuing operations, net of tax	191	182	373	547
Earnings (loss) from discontinued operations, net of tax	—	(2)	1	(7)
Net earnings	191	180	374	540
Net earnings attributable to noncontrolling interest	(6)	(5)	(13)	(14)
Net earnings attributable to FIS common stockholders	$185	$175	$361	$526
Net earnings per share-basic from continuing operations attributable to FIS common stockholders	$0.57	$0.63	$1.11	$1.89
Net earnings (loss) per share-basic from discontinued operations attributable to FIS common stockholders	—	(0.01)	—	(0.02)
Net earnings per share-basic attributable to FIS common stockholders	$0.57	$0.62	$1.11	$1.87
Weighted average shares outstanding-basic	326	280	325	282
Net earnings per share-diluted from continuing operations attributable to FIS common stockholders	$0.56	$0.62	$1.09	$1.87
Net earnings (loss) per share-diluted from discontinued operations attributable to FIS common stockholders	—	(0.01)	—	(0.02)
Net earnings per share-diluted attributable to FIS common stockholders	$0.56	$0.62	$1.10	$1.85
Weighted average shares outstanding-diluted	330	284	329	285
Amounts attributable to FIS common stockholders:
Net earnings from continuing operations	$185	$177	$360	$533
Net earnings (loss) from discontinued operations	—	(2)	1	(7)
Net earnings attributable to FIS common stockholders	$185	$175	$361	$526

Amounts in table may not sum due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share data)

		Exhibit B

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$701	$682
Settlement deposits	467	371
Trade receivables, net	1,649	1,731
Settlement receivables	230	162
Other receivables	104	197
Prepaid expenses and other current assets	290	266
Deferred income taxes	82	100
Total current assets	3,523	3,509
Property and equipment, net	604	611
Goodwill	14,569	14,745
Intangible assets, net	5,146	5,159
Computer software, net	1,639	1,584
Deferred contract costs, net	293	253
Other noncurrent assets	360	339
Total assets	$26,134	$26,200

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,169	$1,196
Settlement payables	699	538
Deferred revenues	752	615
Current portion of long-term debt	317	15
Total current liabilities	2,937	2,364
Long-term debt, excluding current portion	10,470	11,429
Deferred income taxes	2,629	2,658
Deferred revenues	17	30
Other long-term liabilities	325	312
Total liabilities	16,378	16,793
Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	4	4
Additional paid in capital	10,334	10,210
Retained earnings	3,177	3,073
Accumulated other comprehensive earnings (loss)	(240)	(279)
Treasury stock, at cost	(3,614)	(3,687)
Total FIS stockholders’ equity	9,661	9,321
Noncontrolling interest	95	86
Total equity	9,756	9,407
Total liabilities and equity	$26,134	$26,200

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$374	$540
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	876	464
Amortization of debt issue costs	14	7
Gain on sale of assets	—	(150)
Stock-based compensation	101	59
Deferred income taxes	(125)	(41)
Excess income tax benefit from exercise of stock options	(26)	(21)
Other operating activities, net	—	4
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	126	(34)
Settlement activity	(4)	7
Prepaid expenses and other assets	(32)	(19)
Deferred contract costs	(94)	(85)
Deferred revenue	121	(4)
Accounts payable, accrued liabilities and other liabilities	11	(29)
Net cash provided by operating activities	1,342	698

Cash flows from investing activities:
Additions to property and equipment	(110)	(106)
Additions to computer software	(336)	(200)
Proceeds from sale of assets	—	241
Acquisitions, net of cash acquired, and equity investments	—	(17)
Other investing activities, net	(4)	—
Net cash used in investing activities	(450)	(82)

Cash flows from financing activities:
Borrowings	5,763	4,662
Repayment of borrowings and capital lease obligations	(6,429)	(4,762)
Debt issuance costs	(20)	(3)
Excess income tax benefit from exercise of stock options	26	21
Proceeds from exercise of stock options	88	46
Treasury stock activity	(27)	(308)
Dividends paid	(255)	(220)
Distributions to Brazilian venture partner	(20)	(24)
Other financing activities, net	(17)	(24)
Net cash used in financing activities	(891)	(612)

Effect of foreign currency exchange rate changes on cash	18	(55)

Net increase (decrease) in cash and cash equivalents	19	(51)
Cash and cash equivalents, at beginning of period	682	493
Cash and cash equivalents, at end of period	$701	$442

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — UNAUDITED
(In millions)

				Exhibit D

	Three months ended September 30, 2016
	Integrated Financial Solutions	Global Financial Solutions	Corporate and Other	Consolidated
Processing and services revenue	$1,124	$1,068	$117	$2,309
Non-GAAP adjustments:
Acquisition deferred revenue adjustment (1)	—	—	37	37
Adjusted processing and services revenue	$1,124	$1,068	$154	$2,346

	Nine months ended September 30, 2016
	Integrated Financial Solutions	Global Financial Solutions	Corporate and Other	Consolidated
Processing and services revenue	$3,407	$3,106	$282	$6,795
Non-GAAP adjustments:
Acquisition deferred revenue adjustment (1)	—	—	177	177
Adjusted processing and services revenue	$3,407	$3,106	$459	$6,972

	Three months ended September 30, 2015
	Integrated Financial Solutions	Global Financial Solutions	Corporate and Other	Consolidated
Adjusted EBITDA	$404	$141	$(16)	$529
Historical SunGard operating income, as adjusted (2)	42	137	(33)	146
Historical SunGard depreciation and amortization from continuing operations, as adjusted (2)	7	25	5	37
Adjusted combined EBITDA	$453	$303	$(44)	$712

	Nine months ended September 30, 2015
	Integrated Financial Solutions	Global Financial Solutions	Corporate and Other	Consolidated
Adjusted EBITDA	$1,144	$339	$(76)	$1,407
Historical SunGard operating income, as adjusted (2)	120	379	(95)	404
Historical SunGard depreciation and amortization from continuing operations, as adjusted (2)	19	72	16	107
Adjusted combined EBITDA	$1,283	$790	$(155)	$1,918

(1)	See note (3) to Exhibit E.

(2)	See note (7) to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

						Exhibit D (continued)

	Three months ended September 30,
	2016			2015
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue (1)	FX	Revenue	Revenue	Adjustments (2)	Base	Growth (3)
Integrated Financial Solutions	$1,124	$1	$1,125	$944	$138	$1,082	4.1%
Global Financial Solutions	1,068	14	1,082	539	496	1,035	4.5%
Corporate and Other	154	1	155	96	62	158	(1.9)%
Total	$2,346	$16	$2,362	$1,579	$696	$2,275	3.8%

	Nine months ended September 30,
	2016			2015
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue (1)	FX	Revenue	Revenue	Adjustments (2)	Base	Growth (3)
Integrated Financial Solutions	$3,407	$3	$3,410	$2,803	$417	$3,220	5.9%
Global Financial Solutions	3,106	75	3,181	1,606	1,454	3,060	3.9%
Corporate and Other	459	2	461	312	158	470	(1.9)%
Total	$6,972	$80	$7,052	$4,721	$2,029	$6,750	4.5%

(1)As adjusted. See Note (3) to Exhibit E.

(2)
In year adjustments primarily include pre-acquisition SunGard revenues, and also include pre-acquisition revenues from other FIS acquisitions, as well as removing revenue from businesses divested by FIS.

(3)	Organic growth percentages are calculated utilizing more precise amounts than the rounding to millions included in the tables above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

	Exhibit D (continued)

	Three months ended	Nine months ended
	September 30, 2016	September 30, 2016
Net cash provided by operating activities	$522	$1,342
Non-GAAP adjustments:
Capco acquisition related payments (1)	—	20
Acquisition, integration and severance payments (2)	51	135
Settlement activity	6	4
Adjusted cash flows from operations	579	1,501
Capital expenditures	(153)	(446)
Free cash flow	$426	$1,055

	Three months ended	Nine months ended
	September 30, 2015	September 30, 2015
Net cash provided by operating activities	$255	$698
Non-GAAP adjustments:
Capco acquisition related payments (1)	5	36
Acquisition, integration and severance payments (2)	21	35
Tax payment for Gaming sale (3)	66	66
Settlement activity	(37)	(7)
Adjusted cash flows from operations	310	828
Capital expenditures	(87)	(306)
Free cash flow	$223	$522

Free cash flow reflects adjusted cash flow from operations less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)
Adjusted cash flow from operations and free cash flow for the three and nine months ended September 30, 2016 and 2015 excludes payments for contingent purchase price and the New Hires and Promotions Incentive Plan associated with the 2010 acquisition of Capco. In accordance with the accounting guidance, contingent purchase price payments are included in financing activities on the Condensed Consolidated Statements of Cash Flows only to the extent they represent the original liability established at the acquisition date. Payments related to subsequent adjustments to the contingent purchase price are included in the net cash provided by operating activities.

(2)
Adjusted cash flow from operations and free cash flow for the three and nine months ended September 30, 2016 and 2015 excludes cash payments for certain acquisition, integration and severance expenses, net of related tax impact. The related tax impact totaled $27 million and $11 million for the three months and $70 million and $18 million for the nine months ended September 30, 2016 and 2015, respectively.

(3)
Adjusted cash flow from operations excludes the third quarter tax payment related to the gain on the sale of check warranty contracts in the gaming industry, which was recognized during the second quarter.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

Exhibit E

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net earnings from continuing operations attributable to FIS	$185	$177	$360	$533
Provision for income taxes	103	100	200	314
Interest expense, net	98	36	284	109
Other, net	12	25	21	(116)

Operating income, as reported	398	338	865	840
FIS depreciation and amortization from continuing operations	148	105	431	313
FIS non-GAAP adjustments:
Purchase accounting amortization (1)	144	50	445	150
Acquisition, integration and severance (2)	39	36	181	59
Acquisition deferred revenue adjustment (3)	37	—	177	—
Global restructure (4)	—	—	—	45
Adjusted EBITDA	$766	529	$2,099	1,407
Historical SunGard operating income, as adjusted (5)		146		404
Historical SunGard depreciation and amortization from continuing operations, as adjusted (5)		37		107
Adjusted combined EBITDA		$712		$1,918

(1)See note (1) to Exhibit E.
(2)See note (2) to Exhibit E.
(3)See note (3) to Exhibit E.
(4)See note (4) to Exhibit E.
(5)See note (7) to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

Exhibit E (continued)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Earnings from continuing operations before income taxes	$294	$282	$573	$861
Provision for income taxes	103	100	200	314
Net earnings attributable to noncontrolling interest	(6)	(5)	(13)	(14)
Net earnings from continuing operations attributable to FIS	185	177	360	533
FIS non-GAAP adjustments:
Purchase accounting amortization (1)	144	50	445	150
Acquisition, integration and severance (2)	39	53	181	76
Acquisition deferred revenue adjustment (3)	37	—	177	—
Global restructure (4)	—	—	—	45
Refinancing (5)	4	—	4	—
Sale of gaming contracts (6)	—	1	—	(139)
Provision for income taxes on non-GAAP adjustments	(78)	(26)	(282)	(13)
Total non-GAAP adjustments	146	78	525	119
Adjusted net earnings (loss) from continuing operations, net of tax	$330	$255	$885	$652

Net earnings per share - diluted from continuing operations attributable to FIS common stockholders	$0.56	$0.62	$1.09	$1.87
FIS non-GAAP adjustments:
Purchase accounting amortization (1)	0.44	0.18	1.35	0.53
Acquisition, integration and severance (2)	0.12	0.19	0.55	0.27
Acquisition deferred revenue adjustment (3)	0.11	—	0.54	—
Global restructure (4)	—	—	—	0.16
Refinancing (5)	0.01	—	0.01	—
Sale of gaming contracts (6)	—	—	—	(0.49)
Provision for income taxes on non-GAAP adjustments	(0.24)	(0.09)	(0.86)	(0.05)
Adjusted net earnings (loss) per share - diluted from continuing operations attributable to FIS common stockholders	$1.00	$0.90	$2.69	$2.29

Weighted average shares outstanding-diluted	330	284	329	285

Amounts in table may not sum due to rounding.

(1)See note (1) to Exhibit E.
(2)See note (2) to Exhibit E.
(3)See note (3) to Exhibit E.
(4)See note (4) to Exhibit E.
(5)See note (5) to Exhibit E.
(6)See note (6) to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliation for the three and nine months ended September 30, 2016 and 2015.

The adjustments are as follows:

(1)
This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and non-compete agreements. Beginning with the November 2015 acquisition of SunGard, this column also includes the amortization associated with purchase price adjustments to technology assets acquired. The allocation of purchase price for SunGard to assets and liabilities as of September 30, 2016 is provisional and may be adjusted in future periods. The financial statements will not be retrospectively adjusted for any adjustments to provisional amounts that occur in subsequent periods.  Rather, we will recognize any adjustments in the reporting period in which the adjustment is determined. We are also required to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of any change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.

(2)	This item represents certain costs and other transactions which management deems non-operational primarily related to integration and severance activity from the SunGard acquisition.

(3)
This item represents the impact of the purchase accounting adjustment to reduce SunGard's deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP if the acquisition had not occurred, but was not recognized due to GAAP purchase accounting requirements.

(4)	Global Restructure represents severance costs incurred during the first quarter of 2015 in connection with the reorganization and streamlining of operations in our Global Financial Solutions segment.

(5)
This item represents the write-off of certain previously capitalized debt issuance costs and the payment associated with the early termination of certain interest rate swaps resulting from the repayment of amounts due under our credit facilities during the third quarter of 2016.

(6)
This item represents the gain on the sale of check warranty contracts and other assets in the gaming industry. The sale did not meet the standard necessary to be reported as discontinued operations and, therefore, the gain and related prior period earnings remain reported within earnings from continuing operations.

(7)
The adjusted financial information excludes amortization of purchased intangible assets, as well as the impact from the acquisition deferred revenue adjustment arising from the SunGard Acquisition as those impacts would be eliminated in the preparation of adjusted combined information. It also excludes (i) revenues and cost of revenues from businesses disposed of by SunGard in 2015 and (ii) SunGard's historical expense prior to its acquisition by FIS for amortization of purchased intangibles acquired by SunGard.